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[CHELL LOGO]


Chell Group Corporation


Thursday, August 21, 2003

              Chell Group announces estimated 3rd Quarter Results
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NEW YORK, NEW YORK, August 21, 2003: CHELL GROUP CORPORATION (the "Company"), a
technology holding company in business to acquire and grow undervalued technology companies, announced today it's estimates of its results for its third quarter and nine months ended May 31, 2003.

The Company estimated that for the three and nine month periods ended May 31, 2003: its revenues were approximately $13,540,000 and $33,750,000, respectively; operating income was approximately $605,000 and $1,500, respectively; its extraordinary losses, which arose from the sale of GalaVu (a subsidiary of the Company) and the sale of one of the Company's properties, were approximately $1,710,000 and $1,965,000, respectively and its net losses were approximately $1,560,000 and $2,215,000, respectively. The estimated net loss for the three months ended May 31, 2003 represents a decrease of approximately $9,385,000 from the unaudited net loss of $10,945,000 for the three month period ended May 31, 2002 and the estimated net loss for the nine month period ended May 31, 2003 represents a decrease of approximately $12,451,000 from the unaudited net loss of $14,666,000 for the nine month period ended May 31, 2002. The foregoing are in Canadian dollars. The estimates should not be relied upon as the results which will be reflected in the Registrant's quarterly report for the three months ended May 31, 2003 which is to be filed and are not necessarily indicative of the results of the fiscal year ended August 31, 2003.

The Company attributes the estimated decrease in net loss to the discontinuation of non-strategic and non-profitable operations, the absence of costs associated with beneficial conversion features of debt, a decrease in operating costs and increased revenues.

The foregoing estimates are contained in the Company's Report on Form 8-K to be filed on August 22, 2003 along with some additional discussion on the business.

About Chell Group Corporation:

Chell Group Corporation (www.chell.com) is a technology holding company in business to acquire and grow undervalued technology companies. Chell Group's portfolio includes Logicorp http://www.logicorp.ca, and NTN Interactive Network Inc. http://www.ntnc.com.

Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market, the impact of rapid technological and market change, general industry and market conditions and growth rates.

Contact:
            Chell Group Corporation
            Direct: (416) 675-6874 ; e-mail relations@chell.com